June  15,  2000



Gregg  Nolan
Chairman
Millennium  Capital  Quest  Corp.
222  Munson  Road
Wolcott,  CT  06716

RE;     CONSULTING  AGREEMENT  DATED  DECEMBER  20,  1999  BETWEEN  NEOSURG
TECHNOLOGIES,  INC.  AND  YOU  (THE  "CONSULTING  AGREEMENT")

Dear  Gregg,

     This  letter  confirms  the  following:

     1. The Consulting Agreement is hereby terminated in its entirety. In this connection, you agree that you will not receive any further compensation from the undersigned (the "Company") pursuant to the Consulting Agreement, and you acknowledge that you have not received any compensation from the Company relating to any particular offering of securities.

     2. You hereby acknowledge that no future amounts will be incurred or paid pursuant to paragraph 5(a) of the Consulting Agreement, including for any marketing or advertising.

     3. You acknowledge that you have not provided to the Company any services relating to the following:

          (a) coordinating communications between the Company and investment banks or equity investor groups;

          (b)  attracting  investor  venture  capital or joint venture partners;

          (c) structuring or promoting the Company's initial public offering or any other offering of securities by the Company; or

          (d) finding or arranging investments by any investor in the Company's initial public offering or any previous private placements.


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4.     Per  the  Consulting Agreement of December 20, 1999, we agree to complete any  retainer  payments  outstanding  as  of  the  date  of  termination.

5. It is further understood that you will not be entitled to any transaction income and any services we contract in the future, will be billed at an hourly consulting rate.

     If the foregoing accurately sets forth our understanding, please sign where indicated below.

                         Very  truly  yours,


                         NEOSURG  TECHNOLOGIES,  INC.


                         By:  /s/  Peter  T.  O'Heeron
                            ------------------------------
                            Peter  T.  O'Heeron
                            President

Accepted  and  agreed  as  of  the  date  first  above  written:


MILLENNIUM  CAPITAL  QUEST

By:  /s/  Gregg  Nolan
   ------------------------------
   Name:  Gregg  Nolan
   Title:  C.F.O.




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